PRUDENTIAL FlexGuard® Income Select
SINGLE PREMIUM DEFERRED INDEX-LINKED AND VARIABLE ANNUITY (“B SERIES”)
PRUCO LIFE INSURANCE COMPANY

Supplement dated February 1, 2024
To
Prospectus dated December 26, 2022

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the Annuity you own and is not intended to be a prospectus or offer for any other annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information.

This Supplement contains information about the Prudential FlexGuard Income Select Index-Linked and Variable Annuity (“B Series”).

If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

The following changes are effective on February 1, 2024.

(1) The chart of currently available Index Strategies on the cover page of the Prospectus is amended and restated as follows:

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Point-to-Point with Cap Index Strategy	Step Rate Plus Index Strategy	Tiered Participation Rate Index Strategy	Dual Directional
1-year S&P 500®, 10% Buffer
1-year MSCI EAFE, 10% Buffer
1-year Invesco QQQ ETF, 10% Buffer
1-year iShares® Russell 2000 ETF, 10% Buffer
1-year S&P 500®, 15% Buffer
1-year MSCI EAFE, 15% Buffer
1-year Invesco QQQ ETF, 15% Buffer
1-yr iShares® Russell 2000 ETF, 15% Buffer
1-year S&P 500®, 30% Buffer
1-year MSCI EAFE, 30% Buffer
1-year Invesco QQQ ETF, 30% Buffer
1-year iShares® Russell 2000 ETF, 30% Buffer
1-year S&P 500®, 100% Buffer
3-year S&P 500®, 10% Buffer
3-year MSCI EAFE, 10% Buffer
3-year iShares® Russell 2000 ETF, 10% Buffer
3-year AB 500 Plus IndexSM, 10% Buffer
3-year S&P 500®, 20% Buffer
3-year iShares® Russell 2000 ETF, 20% Buffer
3-year MSCI EAFE, 20% Buffer
3-year AB 500 Plus IndexSM, 20% Buffer
6-year S&P 500®, 20% Buffer
6-year MSCI EAFE, 20% Buffer
6-year iShares® Russell 2000 ETF, 20% Buffer
6-year AB 500 Plus IndexSM, 20% Buffer
6-year S&P 500®, 30% Buffer
6-year MSCI EAFE, 30% Buffer
6-yr iShares® Russell 2000 ETF, 30% Buffer
6-yr AB 500 Plus IndexSM 30% Buffer
1-year S&P 500®, 5% Buffer 1-year MSCI EAFE, 5% Buffer 1-year S&P® 500, 10% Buffer
6-year S&P 500®, 5% Buffer
6-year MSCI EAFE, 5% Buffer
6-year iShares® Russell 2000 ETF, 5% Buffer
6-year AB 500 Plus IndexSM, 5% Buffer
6-year S&P 500®, 10% Buffer
6-year MSCI EAFE, 10% Buffer
6-year AB 500 Plus IndexSM, 10% Buffer
1-year S&P 500®, 10% Buffer 1-year S&P 500®, 15% Buffer 6-year S&P 500®, 10% Buffer 6-year S&P 500®, 15% Buffer 6-year S&P 500®, 20% Buffer

(2) The ninth paragraph in the “Summary” section of the Prospectus is amended and restated as follows:
Benefit. The Benefit provides lifetime income payments initially based on a percentage of your Account Value and is built-in to your Annuity. Income Withdrawals can begin once the Waiting Period expires. Once Income Withdrawals begin your Index Strategies are limited to the 1-year Point-to-Point with Cap Index Strategies. If you no longer want or need the Benefit, you can cancel it from your Annuity after three (3) years. If you cancel the Benefit, we stop assessing the Benefit charge and you will not be allowed to re-elect the Benefit.

(3) The first paragraph in the section captioned “Benefit Risks” in the “Risk Factors” section of the Prospectus is amended and restated as follows:
The Benefit is automatically included in your Contract for an additional charge but cannot be removed in the first three (3) years. If you remove the Benefit before Income Withdrawals begin, you will have paid for the Benefit without receiving any of its advantages. Additionally, if you remove the Benefit, you cannot re-elect it at any point in the future.

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(4) The second paragraph in the section captioned “Dual Directional Strategy” in the “Index Strategies” section of the Prospectus is amended and restated as follows:
The Cap Rate may vary by Index, Index Strategy Term and Buffer. The Dual Directional Index Strategy is available in 1 and 6-year Terms.

(5) The first sentence in the section captioned “Termination of Benefit” in the “Index Linked Variable Income Benefit” section of the Prospectus is amended and restated as follows:
You may terminate the Benefit at any time after the first three (3) years, upon notification to us in Good Order.

(6) The following sentence is added as the third paragraph in the section captioned “Allocation of Purchase Payment” in the “Purchasing Your Annuity” section of the Prospectus:
An Index Effective Date can be any calendar date except February 29th.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

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